                                   EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

                      (In thousands except per share data)



                                                    Thirteen Weeks Ended
                                                    --------------------
                                                    April 1,    April 2,
                                                        1995        1994
                                                      ------      ------
Weighted Average Number of Shares outstanding:
  Common Stock                                        2,417       2,365
  Common equivalent shares
    resulting from stock options and warrants
    (treasury stock method)                               -         214
                                                      -----       -----
          Total                                       2,417       2,579
                                                      =====       =====

Net Income (loss) applicable to common stock          $(141)      $ 410
                                                      =====       =====
Net Income (loss) per common share                    $(0.6)      $ .16
                                                      =====       =====


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